As filed with the Securities and Exchange Commission on December 28, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Tower Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0723837
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Address of Principal Executive Offices)

CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan

(as Amended and Restated on May 22, 2013)

American Tower Corporation 2007 Equity Incentive Plan

(Full Title of the Plans)

Thomas A. Bartlett

President and Chief Executive Officer

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

(617) 375-7500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

copies to:

Edmund DiSanto, Esq.
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
American Tower Corporation
116 Huntington Avenue
Boston, Massachusetts 02116
Tel: (617) 375-7500
Fax: (617) 375-7575

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
American Tower Corporation common stock, $0.01 par value	134,469 shares(2)	$278.46	$37,444,237.74	$3,471.08
American Tower Corporation common stock, $0.01 par value	1,408,383 shares(3)	$278.46	$392,178,330.18	$36,354.93
Total	1,542,852 shares	—	$429,622,432.59	$39,826.01

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional shares of common stock, par value $0.01 per share (“Common Stock”) of American Tower Corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)

Represents Common Stock issuable pursuant to issued and outstanding restricted stock awards (“RSAs”) previously granted under the CoreSite Realty Corporation (“CoreSite”) and CoreSite, L.P. 2010 Equity Incentive Award Plan, as amended and restated on May 22, 2013 (the “CoreSite Plan”), which restricted stock awards were assumed by the Registrant on December 28, 2021, pursuant to the Agreement and Plan of Merger, dated as of November 14, 2021, by and among the Registrant, CoreSite, CoreSite, L.P. and certain other parties (the “Merger Agreement”).

(3)

Represents shares of Common Stock available for issuance under the American Tower 2007 Equity Incentive Plan, as amended, which were previously available for issuance under the CoreSite Plan and were assumed by the Registrant on December 28, 2021, in connection with the transactions contemplated by the Merger Agreement and in accordance with the New York Stock Exchange Company Listed Manual and interpretative guidance thereunder, including, without limitation, Rule 303A.08.

(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low selling prices of the Common Stock of the Registrant on December 23, 2021 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Pursuant to the Merger Agreement, on December 28, 2021, Appleseed Merger Sub LLC, a limited liability company and wholly owned subsidiary of the Registrant, merged with and into CoreSite (the “Merger”), with CoreSite continuing as the surviving corporation in the Merger as a wholly owned subsidiary of the Registrant.

As of the effective time of the Merger, the Registrant (i) assumed and converted certain outstanding equity awards granted by CoreSite under the CoreSite Plan prior to the effective time of the Merger (the “Assumed Awards”) into corresponding equity awards with respect to shares of the Registrant’s Common Stock and (ii) assumed certain shares of CoreSite common stock, par value $0.01 per share, previously available for issuance under the CoreSite Plan, which will be available for future issuance under the American Tower Corporation 2007 Equity Incentive Plan, as amended (the “American Tower Plan”), in satisfaction of the vesting, exercise or other settlement of equity awards that may be granted by the Registrant following the effective time of the Merger (after conversion of such shares of CoreSite common stock and appropriate adjustment to reflect the Merger) in reliance on the prior approval of the CoreSite Plan by the stockholders of CoreSite; provided that, in accordance with the New York Stock Exchange Company Listed Manual and interpretative guidance thereunder, including, without limitation, Rule 303A.08, (A) the time during which such Common Stock will be available for grants under the American Tower Plan will not be extended beyond the period when they would have been available under the CoreSite Plan, absent the Merger, and (B) such equity awards may not be granted to individuals who were employed, immediately prior to the effective time of the Merger, by the Registrant or any of its subsidiaries (exclusive of CoreSite) immediately prior to the effective time of the Merger.

This Registration Statement relates to the registration of (a) 134,469 shares of Common Stock of the Registrant to be offered and sold with respect to the Assumed Awards and (b) 1,408,383 shares of Common Stock of the Registrant to be offered and sold with respect to future awards under the American Tower Plan.

American Tower Corporation is referred to herein as “we,” “our,” “us,” “American Tower,” the “Registrant,” and the “Company.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the CoreSite Plan and American Tower Plan covered by this Registration Statement, as required by Rule 428 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on February 25, 2021;

(b)

All other reports and other documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the end of the fiscal year covered by the Annual Report referred to in (a) above (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities than remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; and

(c)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 4, 1998.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seven of Certificate of Incorporation provides that will indemnify and hold harmless, to the fullest extent permitted by applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, or employee of American Tower or is or was serving at the request of American Tower as a director, officer, partner, member, trustee, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise or nonprofit entity against all liability, losses, expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, except for proceedings to enforce rights set forth in Article Seven, we will be required under our Certificate of Incorporation to indemnify, or pay or reimburse expenses, to any director, officer, employee or other person in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or part thereof) by the indemnitee was authorized by our board of directors. Expenses (including attorneys’ fees) incurred by a current officer or director of American Tower in defending any civil, criminal, administrative or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under our Certificate of Incorporation shall be paid or reimbursed in advance of the final disposition of such matter upon receipt of an undertaking by such director or officer to repay such amount unless it is determined that such person is entitled to be indemnified by America Tower under Article Seven.

Under Delaware law, directors of American Tower will remain liable for the following:

•	any breach of the director’s duty of loyalty to American Tower or its stockholders;

•	acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	the payment of dividends, stock repurchases or redemptions that are unlawful under Delaware law; and

•	any transaction in which the director receives an improper personal benefit.

We have purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description of Document

4.1	Restated Certificate of Incorporation of American Tower Corporation, effective as of December 31, 2011 (incorporated by reference as Exhibit 3.1 to American Tower Corporation’s Form 10-K filed with the Commission on February 25, 2021)

4.2	Amended and Restated By-Laws of American Tower Corporation, effective as of February 12, 2016 (incorporated by reference as Exhibit 3.3 to American Tower Corporation’s Form 10-K filed with the Commission on February 25, 2021)

5*	Opinion of Cleary Gottlieb Steen & Hamilton LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Cleary Gottlieb Steen & Hamilton LLP (contained in the Opinion of Cleary Gottlieb Steen & Hamilton LLP filed as Exhibit 5)

24*	Power of Attorney (contained in the signature pages hereto)

99.1*	CoreSite Realty Corporation and CoreSite, L.P. 2010 Equity Incentive Award Plan, as amended and restated on May 22, 2013

99.2	American Tower 2007 Equity Incentive Plan, as amended on March 9, 2017 (incorporated by reference as Exhibits 10.2 and 10.3 to American Tower Corporation’s Form 10-K filed with the Commission on February 25, 2021)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, American Tower Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 28, 2021.

AMERICAN TOWER CORPORATION

By:	/s/ Thomas A. Bartlett
Thomas A. Bartlett
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint Thomas A. Bartlett and Edmund DiSanto and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable American Tower Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas A. Bartlett Thomas A. Bartlett	President and Chief Executive Officer (Principal Executive Officer), Director	December 28, 2021

/s/ Rodney M. Smith Rodney M. Smith	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 28, 2021

/s/ Robert J. Meyer, Jr Robert J. Meyer, Jr	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 28, 2021

/s/ Pamela D. A. Reeve Pamela D. A. Reeve	Director, Chair of the Board	December 28, 2021

/s/ Teresa H. Clarke Teresa H. Clarke	Director	December 28, 2021

/s/ Raymond P. Dolan Raymond P. Dolan	Director	December 28, 2021

/s/ Kenneth R. Frank Kenneth R. Frank	Director	December 28, 2021

/s/ Robert D. Hormats Robert D. Hormats	Director	December 28, 2021

/s/ Gustavo Lara Cantu Gustavo Lara Cantu	Director	December 28, 2021

/s/ Grace D. Lieblein Grace D. Lieblein	Director	December 28, 2021

/s/ Craig Macnab Craig Macnab	Director	December 28, 2021

/s/ JoAnn A. Reed JoAnn A. Reed	Director	December 28, 2021

/s/ David E. Sharbutt David E. Sharbutt	Director	December 28, 2021

/s/ Bruce L. Tanner Bruce L. Tanner	Director	December 28, 2021

/s/ Samme L. Thompson Samme L. Thompson	Director	December 28, 2021